UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2011
PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 232-7028
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On February 24, 2011, PetroQuest Energy, Inc. (the “Company”) announced net income available to common stockholders for the quarter ended December 31, 2010 of $2,083,000, or $0.03 per share, compared to fourth quarter 2009 net loss available to common stockholders of ($40,572,000), or ($0.66) per share. For the year ended December 31, 2010, the Company reported net income available to common shareholders of $41,987,000, or $0.66 per share, compared to net loss available to common shareholders of ($95,330,000), or ($1.72) per share, for the year ended December 31, 2009. The 2009 results included ceiling test write downs of $52.5 million and $156.1 million during the fourth quarter and twelve month periods ended December 31, 2009, respectively.
Discretionary cash flow for the fourth quarter of 2010 was $23,428,000 as compared to $36,783,000 for the comparable 2009 period. Net cash flow provided by operating activities totaled $35,450,000 and $35,183,000 during the fourth quarters of 2010 and 2009, respectively. For the year ended December 31, 2010, discretionary cash flow was $119,668,000 compared to $146,801,000 for 2009. Net cash flow provided by operating activities totaled $131,644,000 and $121,822,000 during the years ended December 31, 2010 and 2009, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Oil and gas sales during the fourth quarter of 2010 were $43,407,000 as compared to $53,852,000 in the fourth quarter of 2009. For the year ended December 31, 2010, oil and gas sales decreased 18% to $179,038,000 as compared to $218,644,000 in the year ended December 31, 2009. Included in oil and gas sales were hedge settlements totaling $17,538,000 in 2010 compared to $79,892,000 in 2009. Production for the fourth quarter and year ended December 31, 2010 was 5% higher and 9% lower, respectively, than production for the comparable periods of 2009. Stated on an Mcfe basis, unit prices (including the effects of hedging) received during the fourth quarter and the year ended December 31, 2010 were lower by 23% and 10%, respectively, as compared to the prices received during the comparable 2009 periods.
Lease operating expenses for the fourth quarter of 2010 were $1.33 per Mcfe as compared to $1.24 per Mcfe in the fourth quarter of 2009. For the year ended December 31, 2010, lease operating expenses increased to $1.26 per Mcfe from $1.13 per Mcfe in 2009. Per unit and absolute lease operating expenses increased during the 2010 periods as compared to the 2009 periods primarily due to the overall reduction in produced volumes, higher maintenance costs, as well as the overall increase in the cost of services. During the fourth quarter of 2010, the Company incurred $1.6 million of unscheduled expenses related to enhancing production and maintaining facilities.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the fourth quarter of 2010 was $1.95 per Mcfe as compared to $2.16 per Mcfe in the fourth quarter of 2009. For the year ended December 31, 2010, DD&A on oil and gas properties decreased 23% to $1.88 per Mcfe from $2.44 per Mcfe for the comparable period of 2009. The decline in DD&A per Mcfe during the 2010 periods was the result of the ceiling test write-downs during 2009, the impact of the previously announced Woodford joint venture and reserve additions during 2010.
Interest expense for the fourth quarter of 2010 increased to $2,616,000, as compared to $2,520,000 in the fourth quarter of 2009. For the year ended December 31, 2010, interest expense was $9,952,000, compared to $12,615,000 for the comparable period of 2009. The decrease in interest expense is primarily due to the repayment of $130,000,000 of bank debt since August 2009.
General and administrative expenses decreased $270,000 and increased $2,472,000 for the fourth quarter and year ended December 31, 2010, as compared to the respective 2009 periods. The increase during the year ended December 31, 2010 was primarily due to higher employee related expenses, which includes a non-cash compensation charge related to the cancellation of certain stock options during the third quarter of 2010.

Other expense during the fourth quarter of 2010 includes accruals for potential liabilities associated with certain pending legal matters.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods and years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009	2008
Production:
Oil (Bbls)	663,302	600,124	680,571
Gas (Mcf)	24,501,540	28,065,270	27,031,801
Ngl (Mcfe)	2,469,871	2,532,822	2,676,403
Total Production (Mcfe)	30,951,223	34,198,836	33,791,630
Total Daily Production (Mmcfe/d)	84.8	93.7	92.6

Sales:
Total oil sales	$52,715,434	$41,150,657	$66,349,344
Total gas sales	107,117,320	163,867,613	216,143,358
Total ngl sales	19,205,726	13,625,642	26,130,502

Total oil and gas sales	$179,038,480	$218,643,912	$308,623,204

Average sales prices:
Oil (per Bbl)	$79.47	$68.57	$97.49
Gas (per Mcf)	4.37	5.84	8.00
Ngl (per Mcfe)	7.78	5.38	9.76
Per Mcfe	5.78	6.39	9.13
The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $17,538,000, $74,333,000 and ($6,160,000) and oil hedges of $0, $5,559,000 and ($2,124,000) for the years ended December 31, 2010, 2009 and 2008, respectively.

During the first quarter of 2011, the Company experienced production downtime in all of its operating areas and operational delays at its Gulf Coast and Woodford properties due to inclement weather.
The following updates guidance for the first quarter and full year of 2011:

Guidance for
Description	1st Quarter 2011

Production volumes (MMcfe/d)	80 - 83

Percent Gas	80%
Percent Oil	13%
Percent NGL	7%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.20 - $0.25
Depreciation, depletion and amortization (per Mcfe)	$1.90 - $2.00
General and administrative (in millions)	$4.5 - $5.0
Interest expense (in millions)	$2.5 - $2.7

Guidance for
Description	Full Year 2011

Production volumes (MMcfe/d)	80 - 88

Percent Gas	78%
Percent Oil	15%
Percent NGL	7%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.20 - $0.25
Depreciation, depletion and amortization (per Mcfe)	$1.90 - $2.00
General and administrative (in millions)	$20 - $21
Interest expense (in millions)	$10 - $11
2011 Capital Expenditures (in millions)	$110 - $120

Operations Update
The Company recently completed its forty-fourth Woodford operated horizontal well (4,220 foot lateral). The well is in the early stages of flowback and has not had sufficient time to establish a clean 24 hour initial production rate. In addition, the Company has commenced completion activities on its forty-fifth operated horizontal well (5,026 foot lateral) and has reached total depth on its forty-sixth operated horizontal well (4,906 foot lateral). The Company expects to commence completion activities on its forty-sixth operated well in approximately three weeks and expects to provide an update on all three wells (PQ #44-46) in its first quarter operations update. The Company has also taken delivery of its third operated rig and expects to utilize a three rig program and drill approximately 30 gross operated wells during 2011.
In the Niobrara, the drilling site work has been finalized in preparation for the Company’s third well, Hester #3 (WI-25%), and the well is expected to be spudded in approximately two weeks. The Company’s second well, Nevis #2 (NRI-20%), is currently flowing with the assistance of artificial lift at 335 barrels of oil per day after 79 days of production. In addition, the Company expects to participate in a well (WI-19%) with another operator, which is also expected to spud in approximately two weeks.
In the Gulf Coast Basin, the Company recently performed a workover and recompletion at its shallow-water Gulf of Mexico Ship Shoal 72 field resulting in an initial 24 hour gross daily production rate of approximately 300 barrels of oil and 360 mcf of gas. The Company expects to perform two additional recompletions and a multi-well sidetrack drilling program targeting oil during the year. In addition, the Company expects to spud its La Cantera prospect (WI-23%) in March 2011.
In East Texas, the Company expects to commence completion operations on its second non-operated horizontal Cotton Valley well (WI-26%) near the end of the first quarter. The Company expects to drill seven horizontal Cotton Valley wells during 2011.
The Company continues to actively pursue additional Eagle Ford acreage acquisitions. The Company has acquired approximately 3,200 acres (1,600 net acres) located in Dimmit and LaSalle Counties in Texas. The Company expects to spud its first operated Eagle Ford Shale well during the second quarter of 2011 and plans to drill three operated wells during 2011.
Management Statement
“2010 was a significant year for our Company; we posted reserve growth of 24% (excluding the impact of reserves sold), paid back our bank debt, and established a joint venture partnership in the Woodford, which ultimately led to new positions in the Niobrara and Eagle Ford,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “This year is similar to 2003, in that we enter another phase of diversification; we now look to enhance our liquids production, which will generate a more balanced production profile. As previously mentioned, we are forecasting our oil production to grow in excess of 10% during 2011.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, including the impact of the oil spill in the Gulf of Mexico on our present and future operations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Oil and gas sales	$43,407	$53,852	$179,038	$218,644
Gas gathering revenue	70	59	256	231

	43,477	53,911	179,294	218,875

Expenses:
Lease operating expenses	10,555	9,370	39,012	38,541
Production taxes	1,609	1,460	4,917	4,656
Depreciation, depletion and amortization	15,859	16,643	59,326	84,772
Ceiling test writedown	—	52,552	—	156,134
Gas gathering costs	9	10	31	191
General and administrative	5,435	5,705	21,341	18,869
Accretion of asset retirement obligation	6	748	1,306	2,452
Interest expense	2,616	2,520	9,952	12,615

	36,089	89,008	135,885	318,230

Gain on legal settlement	—	—	12,400	—
Loss on early extinguishment of debt	—	—	(5,973)	—
Gain on sale of assets	—	—	—	485
Other expense	(1,309)	(52)	(1,080)	(5,955)

Income (loss) from operations	6,079	(35,149)	48,756	(104,825)
Income tax expense (benefit)	2,711	4,137	1,630	(14,635)

Net income (loss)	3,368	(39,286)	47,126	(90,190)
Preferred stock dividend	1,285	1,286	5,139	5,140

Net income (loss) available to common stockholders	$2,083	$(40,572)	$41,987	$(95,330)

Earnings per common share:
Basic
Net income (loss) per share	$0.03	$(0.66)	$0.67	$(1.72)

Diluted
Net income (loss) per share	$0.03	$(0.66)	$0.66	$(1.72)

Weighted average number of common shares:
Basic	61,542	61,155	61,415	55,363
Diluted	61,927	61,155	61,789	55,363

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in Thousands)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$63,237	$20,772
Revenue receivable	13,386	16,457
Joint interest billing receivable	12,193	11,792
Other receivable	13,795	—
Hedge asset	—	2,796
Prepaid drilling costs	789	2,383
Drilling pipe inventory	11,711	19,297
Other current assets	1,827	1,619

Total current assets	116,938	75,116

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,433,642	1,296,177
Unevaluated oil and gas properties	54,851	108,079
Accumulated depreciation, depletion and amortization	(1,175,553)	(1,082,381)

Oil and gas properties, net	312,940	321,875
Gas gathering assets	4,177	4,848
Accumulated depreciation and amortization of gas gathering assets	(1,496)	(1,198)

Total property and equipment	315,621	325,525

Other assets, net of accumulated depreciation and amortization of $6,435 and $8,342, respectively	6,958	9,818

Total assets	$439,517	$410,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$26,097	$27,113
Advances from co-owners	7,963	3,662
Oil and gas revenue payable	7,220	7,886
Accrued interest and preferred stock dividend	6,575	3,133
Hedge liability	1,089	—
Asset retirement obligation	1,517	4,517
Other accrued liabilities	7,380	4,106

Total current liabilities	57,841	50,417
Bank debt	—	29,000
10 3/8% Senior Notes	—	149,267
10% Senior Notes	150,000	—
Asset retirement obligation	23,075	19,399
Other liabilities	439	271
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 61,565 and 61,177 shares, respectively	62	61
Paid-in capital	266,907	259,981
Accumulated other comprehensive income (loss)	(1,089)	1,768
Accumulated deficit	(57,719)	(99,706)

Total stockholders’ equity	208,162	162,105

Total liabilities and stockholders’ equity	$439,517	$410,459

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in Thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$47,126	$(90,190)	$(96,960)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	1,630	(14,635)	(55,581)
Depreciation, depletion and amortization	59,326	84,772	134,340
Ceiling test writedown	—	156,134	266,156
Non-cash gain on legal settlement	(4,164)	—	—
Loss on early extinguishment of debt	5,973	—	—
Gain on sale of assets	—	(485)	(26,812)
Accretion of asset retirement obligation	1,306	2,452	1,317
Pipe inventory impairment	—	913	—
Share-based compensation expense	7,137	6,328	9,582
Amortization costs and other	1,334	1,512	1,492
Payments to settle asset retirement obligations	(6,274)	(1,803)	(19,377)
Changes in working capital accounts:
Revenue receivable	3,071	3,617	2,746
Joint interest billing receivable	(401)	11,937	(1,323)
Prepaid drilling and pipe costs	9,180	14,828	(35,973)
Accounts payable and accrued liabilities	3,368	(51,375)	(4,567)
Advances from co-owners	4,301	(1,687)	(7,521)
Other	(1,269)	(496)	1,542

Net cash provided by operating activities	131,644	121,822	169,061

Cash flows from investing activities:
Investment in oil and gas properties	(103,926)	(63,420)	(325,936)
Investment in gas gathering assets	—	(204)	(6,204)
Proceeds from sale of gathering assets, net of expenses	—	—	43,170
Proceeds from sale of unevaluated properties	22,473	—	—
Proceeds from sale of oil and gas properties and other	35,000	7,451	2,256

Net cash used in investing activities	(46,453)	(56,173)	(286,714)

Cash flows from financing activities:
Net proceeds from (payments for) share based compensation	(210)	(366)	1,597
Deferred financing costs	(12)	(114)	(1,450)
Proceeds from common stock offering	—	38,036	—
Costs of common stock offering	—	(258)	—
Payment of preferred stock dividend	(5,137)	(5,139)	(5,439)
Repayment of bank borrowings	(29,000)	(101,000)	(128,000)
Proceeds from bank borrowings	—	—	258,000
Redemption of 10 3/8% Senior Notes	(150,000)	—	—
Costs to redeem 10 3/8% Senior Notes	(4,187)	—	—
Proceeds from issuance of 10% Senior Notes	150,000	—	—
Costs to issue 10% Senior Notes	(4,180)	—	—

Net cash provided by (used in) financing activities	(42,726)	(68,841)	124,708

Net increase (decrease) in cash and cash equivalents	42,465	(3,192)	7,055
Cash and cash equivalents at beginning of period	20,772	23,964	16,909

Cash and cash equivalents at end of period	$63,237	$20,772	$23,964

Supplemental disclosure of cash flow information Cash paid during the period for:
Interest	$11,195	$20,335	$17,851

Income taxes	$192	$227	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss)	$3,368	$(39,286)	$47,126	$(90,190)
Reconciling items:
Deferred tax expense (benefit)	2,711	4,137	1,630	(14,635)
Gain on sale of assets	—	—	—	(485)
Depreciation, depletion and amortization	15,859	16,643	59,326	84,772
Ceiling test writedown	—	52,552	—	156,134
Non-cash gain on legal settlement	—	—	(4,164)	—
Loss on early extinguishment of debt	—	—	5,973	—
Accretion of asset retirement obligation	6	748	1,306	2,452
Pipe inventory impairment	—	10	—	913
Share based compensation expense	1,274	1,594	7,137	6,328
Amortization expense and other	210	385	1,334	1,512

Discretionary cash flow	23,428	36,783	119,668	146,801

Changes in working capital accounts	12,624	(1,344)	18,250	(23,176)
Settlement of asset retirement obligations	(602)	(256)	(6,274)	(1,803)

Net cash flow provided by operating activities	$35,450	$35,183	$131,644	$121,822

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: February 24, 2011	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer